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                                                                    Exhibit 21.1

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Subsidiary Name                             State of Incorporation             Percentage Ownership
1075 First Global Associates, LLC           Pennsylvania                       100 %
7601 Trade Port Drive LLC                   Kentucky                           100 %
Ashford.com, Inc.                           Delaware                           100 %
Global-QVC Solutions, Inc.                  Delaware                           100 %
GSI Call Center, Inc.                       Florida                            100 %
GSI Commerce Solutions, Inc.                Pennsylvania                       100 %
GSI Corporate Gifts, Inc.                   Delaware                           100 %
GSI Equipment, Inc.                         New York                           100 %
GSI Legacy Holdings, Inc.                   Pennsylvania                       100 %

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